UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 19, 2009

(Date of earliest event reported)

QUEST RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification Number)

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

(Address of principal executive offices, including zip code)

(405) 600-7704

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, Quest Resource Corporation ("QRC") and Quest Energy Partners, L.P. (“QELP”) have jointly conducted an investigation into certain questionable transfers of funds totaling $10 million by QRC and its affiliates to an entity controlled by Jerry Cash, the former Chief Executive Officer of QRC and QELP. As part of the investigation, QRC and QELP have filed lawsuits against Mr. Cash, the controlled-entity and the other owners of the controlled-entity, seeking to recover the funds that were transferred.

On May 19, 2009, QRC, QELP and Quest Midstream Partners, L.P. (“QMLP”, together with QELP and QRC, the “Companies”) entered into settlement agreements with Mr. Cash, the controlled-entity and the other owners to settle this litigation. Under the terms of the settlement agreements, QRC received approximately $2.4 million in cash and 60% of the controlled-entity’s interest in a gas well located in Louisiana and a landfill gas development project located in Texas while QELP received the stock of a corporation that owns certain oil producing properties in Oklahoma.

QRC’s press release reporting the entry into the settlement agreements is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release of Quest Resource Corporation dated May 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

/s/ Eddie M. LeBlanc
By:	Eddie M. LeBlanc
Chief Financial Officer

Date: May 26, 2009